EXHIBIT 4.8

                        PRIDE PETROLEUM SERVICES, INC.
                           LONG-TERM INCENTIVE PLAN

                               SECOND AMENDMENT


            Pride Petroleum Services, Inc. (the "Company") having previously established the Pride Petroleum Services, Inc. Long-Term Incentive Plan, as amended by the First Amendment thereto effective March 29, 1995 (the "Plan"), and having reserved the right under Article XIV thereof to amend the Plan, does hereby amend the Plan to document the change in the Company's name from Pride Petroleum Services, Inc. to Pride International, Inc. and to provide for certain other changes as follows:

            1. The name of the Plan is hereby changed to the "Pride International, Inc. Long- Term Incentive Plan."

            2. Section 2.2 of the Plan is hereby amended in its entirety to read as follows:

            "2.2 "Committee" means the Compensation Committee of the Board or such other committee appointed by the Board to administer this Plan pursuant to Article IV."

            3. Section 2.3 of the Plan is hereby amended to read as follows:

            "2.3 "Company" means Pride International, Inc. and its successors."

            4. Section 6.6 of the Plan is hereby renamed and amended in its entirety to read as follows:

            "6.6 TRANSFERABILITY OF OPTIONS. Subject to approval by the Committee in its sole discretion, all or a portion of the Options granted to a Participant under the Plan may be transferable by the Participant, to the extent and only to the extent specified in such approval, to (i) the children or grandchildren of the Participant ("Immediate Family Members"),
      (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members ("Immediate Family Member Trusts"), or (iii) a partnership or partnerships in which such Immediate Family Members have at least 99% of the equity, profit and loss interests ("Immediate Family Member Partnerships"); provided that the Option Agreement pursuant to which such Options are granted (or an amendment thereto) must expressly provide for transferability in a manner consistent with this Section. Subsequent transfers of transferred Options shall be prohibited except by will or the laws of descent and distribution, unless such transfers are made to the original Participant or a person to whom the original Participant could have made a transfer in the manner described herein. No transfer shall be effective unless and until written notice of such transfer is provided to the Committee, in the form and manner prescribed by the Committee. Following transfer, any such Options shall continue to be subject to the same terms and

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      conditions as were applicable immediately prior to transfer, and, except as otherwise provided herein, the term Participant shall be deemed to refer to the transferee."

            5. Section 6.10 of the Plan is hereby amended in its entirety to read as follows:

            "6.10 LIMITATION ON OPTION GRANTS. No Participant may be granted Options to purchase more than 2,000,000 shares of Common Stock during the life of the Plan."

            6. Article XIV of the Plan, entitled "Termination, Amendment, and Modification of Plan," is hereby amended in its entirety to read as follows:

            "The Board may at any time terminate, and from time to time may amend or modify the Plan; PROVIDED, HOWEVER, that no amendment, modification, or termination of the Plan shall in any manner adversely affect any Restricted Stock, Option, SAR or SIR theretofore awarded or granted under the Plan prior to such amendment, modification or termination without the consent of the Participant or permitted transferee of the Option, SAR, SIR or Restricted Stock."

            7. References in this Plan document to Section 422A of the Internal Revenue Code of 1986 are hereby designated as references to Section 422 of the Internal Revenue Code of 1986.

            8. This Amendment shall be effective as of May 22, 1997. Notwithstanding the foregoing, the adoption of the revision to Section 6.10 of the Plan under this Amendment is expressly conditioned upon the approval of the holders of a majority of shares of Common Stock present, or represented, and entitled to vote at a meeting of the Company's shareholders. In addition, any Option grant in excess of the current 1,000,000 share limitation that is granted after this Amendment is approved by the Board of Directors, but prior to its approval by the shareholders, is not exercisable pending shareholder approval and will become void if shareholder approval is not obtained."

                                    PRIDE INTERNATIONAL, INC.


                                    By /S/ ROBERT W. RANDALL
                                           Robert W. Randall, Vice President

ATTEST:

/S/ EARL W. MCNIEL
    Earl W. McNiel, Vice President

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